Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Constellation Brands, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-136379) of Constellation Brands, Inc. of our report dated November 19, 2007, with respect to the consolidated balance sheet of ALCOFI INC. and subsidiaries as of December 31, 2006, and the related consolidated statements of income, changes in stockholder’s equity, and cash flows for the year ended December 31, 2006, which report appears in the Form 8-K of Constellation Brands, Inc. dated November 20, 2007. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ KPMG LLP

Rochester, New York

November 19, 2007